Exhibit 99.1

Tronox Announces Closing of Alkali Chemicals Acquisition

World’s Largest Producer of Natural Soda Ash joins Tronox Portfolio

STAMFORD, Conn., April 1, 2015 – Tronox Limited (NYSE: TROX) announced today that it has closed its acquisition of the Alkali Chemicals business from FMC Corporation. Tronox Limited now owns and operates two vertically integrated inorganic minerals businesses: Tronox Titanium Dioxide (TiO2), which mines titanium ore and produces TiO2 pigments, and Tronox Alkali, which mines trona ore and produces natural soda ash.

Tom Casey, chairman and CEO of Tronox, said: “The combination of Tronox and Alkali creates a leading inorganic chemicals company comprised of two fully integrated businesses with a competitive industry advantage. Tronox now has greater scale, more stable revenue, cash flow and EBITDA, and higher net income. The acquisition of the Alkali business also diversifies our end-market exposure and revenue base and increases our U.S. income and participation in faster growing economies. We are very pleased to welcome Alkali’s more than 1,000 employees and experienced senior management team to Tronox.”

Tronox Alkali is the world’s largest and lowest cost producer of natural soda ash which is used by customers in the glass, detergent, and chemical manufacturing industries.

Casey added: “Natural soda ash maintains a sustained structural cost advantage globally compared to producers of synthetic soda ash. As a result of this advantage, Tronox Alkali brings a history of consistently delivering strong operational and financial performance across economic cycles. They are a recognized leader in their industry for safety performance and manufacturing excellence.”

About Tronox

Tronox Limited is a global leader in the mining, production and marketing of inorganic minerals and chemicals. The company operates two vertically integrated businesses: Titanium Dioxide (TiO2) and Alkali. For more information, visit www.tronox.com

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical are forward-looking statements. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors as discussed in the company’s financial statements published on our website and in our filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal regulatory and technological factors. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722